Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

INVESTOR CONTACT

Carol Hausner

Executive Director, Investor Relations

and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

ImmunoGen, Inc. Prices Public Offering of Common Stock

WALTHAM, MA, July 12, 2012 — ImmunoGen, Inc. (Nasdaq: IMGN) announced today that it has priced an underwritten public offering of 6.25 million shares of its common stock at a price to the public of $16 per share. Gross proceeds are expected to be approximately $100 million, before deducting the underwriting discounts and commissions and offering expenses payable by ImmunoGen. The offering is expected to close on or about July 17, 2012, subject to satisfaction of customary closing conditions. ImmunoGen has granted the underwriters a thirty (30) day option to purchase up to 937,500 additional shares.

Morgan Stanley & Co. LLC and Jefferies & Company, Inc. are acting as joint book-running managers for the offering and Oppenheimer & Co. Inc., RBC Capital Markets, LLC, William Blair & Company, LLC, Cowen and Company, LLC, and Summer Street Research Partners are acting as co-managers.

The securities described above are being offered by ImmunoGen pursuant to an automatically effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A preliminary prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at 866-718-1649, or by email at prospectus@morganstanley.com and from Jefferies & Company, Inc., Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s Targeted Antibody Payload (TAP) technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer cell-killing agents specifically to tumor cells. There are now ten TAP compounds in clinical development, of which three are wholly owned by ImmunoGen. ImmunoGen’s collaborative partners include Amgen, Bayer HealthCare, Biotest, Lilly, Novartis, Roche and Sanofi. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab emtansine (T-DM1), is in Phase III testing through the Company’s collaboration with Genentech, a member of the Roche Group.

This press release includes forward-looking statements, including statements related to the completion and timing of the public offering of securities by ImmunoGen and the expected gross proceeds from the offering. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other reports filed with the Securities and Exchange Commission.  ImmunoGen undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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